 Exhibit 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on this Schedule 13D, dated June 26, 2020 (the “Schedule 13D”), with respect to the Common Stock, of Compass Therapeutics, Inc. is filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to this Schedule 13D.  Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D, and for the completeness and accuracy of the information concerning itself contained therein.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 26th day of June, 2020.

Borealis Granite Fund, L.P.

By Its General Partner, Borealis Capital Partners III, LLC,
By Its Manager, Borealis Venture Management II, LLC,

By:	/s/ Philip J. Ferneau
Name:	Philip J. Ferneau
Title:	Managing Member

Vox Health Fund, L.P.

By Its General Partner, Borealis Capital Partners IV, L.P.,
By Its Manager, Borealis Venture Management II, LLC

By:	/s/ Philip J. Ferneau
Name:	Philip J. Ferneau
Title:	Managing Member